UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 2, 2016

AT&T INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-8610	43-1301883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

208 S. Akard St., Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code (210) 821-4105

__________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

Earlier in 2016, AT&T Inc. ("AT&T") submitted a bid to provide a nationwide mobile broadband network for first responders. AT&T has been informed that it is a bidder within the "competitive range" by the First Responder Network.

In October 2016, pdvWireless, Inc. ("pvdWireless") stated that it was no longer being considered for the award by the First Responder Network. On November 21, 2016, Rivada Mercury, LLC ("Rivada") filed a Motion for Protective Order with the United States Court of Federal Claims stating that it was protesting the decision to exclude Rivada Mercury's proposal "from the competitive range" for the First Responder Network contract. On November 28, AT&T filed a motion to intervene in Rivada's litigation. The court in Rivada's case has established a briefing schedule that extends to February 16, 2017.

Based on Rivada's court filing and pdvWireless' public statements, AT&T is not aware of any other bidders who remain within the "competitive range" of the First Responder Network procurement. Should AT&T's bid be accepted, we look forward to serving the public safety community through this contract and making a significant investment in the infrastructure of our country. The actual reach of the network and necessary investment will be determined by the election to participate by the individual States.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Information set forth in this filing contains financial estimates and other forward-looking statements that are subject to risks and uncertainties. A discussion of factors that may affect future results is contained in AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any obligation to update or revise statements contained in this filing based on new information or otherwise.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AT&T INC.

Date: December 2, 2016	By: /s/ Debra L. Dial Debra L. Dial Senior Vice President and Controller.